Exhibit 99.1

Foresight Energy LP Announces Full-Year and Fourth Quarter 2014 Results

Full-Year 2014 Highlights:

•	Record coal production of 22.5 million tons

•	Record sales volumes of 22.0 million tons

•	Record coal sales revenue of $1.1 billion

•	Record Adjusted EBITDA of $404.5 million

•	Increase in quarterly cash distribution to $0.36 per unit

ST. LOUIS, Missouri—(BUSINESS WIRE)—February 6, 2015—Foresight Energy LP (NYSE: FELP), today reported financial and operating results for the year ended December 31, 2014, setting new records for coal production, sales volumes, coal sales revenue and Adjusted EBITDA.  Coal sales revenue for the year grew to $1.1 billion, up 16% from 2013, contributing to record Adjusted EBITDA of $404.5 million and record net income attributable to controlling interests of $135.2 million, or $1.04 per Full-Year Earnings per Unit. FELP’s full-year results were negatively impacted by a fourth quarter prepaid royalty impairment charge of $34.7 million, or $0.27 per Full-Year Earnings per Unit, but benefited by $57.1 million, or $0.44 per Full-Year Earnings per Unit, in unrealized gains on coal derivative contracts.

For the quarter ended December 31, 2014, FELP also set records for coal sales revenue and Adjusted EBITDA.  The increased production from FELP’s second longwall mine at its Sugar Camp complex drove record coal sales revenue of $300.0 million and Adjusted EBITDA of $112.5 million, an increase over the prior year fourth quarter of 12% and 13%, respectively.  FELP reported net income attributable to controlling interests of $29.1 million, or $0.22 per unit, for the fourth quarter 2014, which was impacted by the aforementioned $34.7 million, or $0.27 per unit, prepaid royalty impairment and $23.4 million, or $0.18 per unit, in unrealized gains on coal derivative contracts.

FELP also announced that the Board of Directors of its general partner approved a quarterly cash distribution for the fourth quarter 2014 of $0.36 per unit, (an annualized rate of $1.44 per unit).  The distribution represents an increase of 2.9% from the third quarter 2014 distribution of $0.35 per unit.  The distribution is payable on February 27, 2015 for unitholders of record on February 16, 2015.

“We are pleased to report record results for 2014, including new records for coal production, sales volumes, coal sales revenue and Adjusted EBITDA,” said Michael Beyer, President and Chief Executive Officer.  “The results reflect the continued strong operating performance of our mining operations, which includes the three most productive underground coal mines in the United States in 2014, as reported by MSHA and measured by clean tons produced per man hour worked.  Our teams at the mines and throughout the organization continue to perform at the highest levels driving exceptional results and growth in a very challenging market.  We thank them for their effort and dedication.”

Consolidated Financial Results

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The start-up of the second longwall at our Sugar Camp complex in June 2014 and a higher committed sales position drove record coal sales revenue and record sales volumes during the year ended December 31, 2014.  The increase in coal sales revenue of $152.0 million from the prior year was offset by a $1.17 per ton, or 2%, decrease in coal sales realization per ton caused by a lower mix of international shipments as well as a small decline in the average realization per ton on both international and domestic sales.

Our cost of coal produced increased $89.0 million, or 25% from the prior year, due to higher sales volumes as noted above, as well as a $1.34 increase in the cost per ton.  The increase in our cost per ton was driven by increased production costs at our Sugar Camp and Hillsboro operations.  The impact at our Sugar Camp complex during this period was due to the introduction of additional continuous miner development units and higher water handling costs, including those associated with the reverse osmosis system we installed during the year. Our Hillsboro mine was unfavorably impacted during 2014 by an underground fire which halted production for most of August and resulted in direct incremental costs of $2.5 million.

Transportation costs increased $28.2 million, or 14%, during the year ended December 31, 2014 due to increased sales volumes and higher charges for shortfalls on minimum contractual throughput volumes. On a per ton basis, our transportation costs were favorably impacted by a lower percentage of our sales going to international markets during 2014.

Adjusted EBITDA increased $42.2 million, or 12%, to $404.5 million for the year ended December 31, 2014 due primarily to the 3.5 million ton increase in sales volumes compared to the prior year, offset by lower coal sales realization and higher production costs.

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

Record coal sales revenue of $300.0 million for the three months ended December 31, 2014 was up 12% compared to the prior year. The increase in sales volumes to 5.9 million tons was driven by the start-up of the second longwall at our Sugar Camp complex in June 2014.

Cost of coal produced increased $21.8 million, or 21%, compared to the fourth quarter of 2013 due to higher sales volumes and a $1.66 increase in cost per ton.  The increase in cost per ton was driven by the introduction of additional continuous miner development units at our Sugar Camp complex and increased subsidence, repairs and maintenance costs at our Hillsboro mine.

Adjusted EBITDA increased $12.9 million, or 13%, from the fourth quarter of 2013 to $112.5 million driven by the 14% increase in sales volumes, offset by higher production costs and higher selling, general and administrative expenses.

Liquidity and Financing

As of December 31, 2014, FELP had $199.4 million of liquidity comprised of $25.4 million in cash and $174.0 million of availability for borrowings under its revolving credit facility.  During the fourth quarter, FELP secured permanent financing on a set of longwall shields with a $55 million capital lease.  On January 13, 2015, FELP entered into a receivables securitization program with capacity of $70 million, which will provide additional liquidity and reduce our average borrowing costs.  The $112 million of proceeds from both transactions were used to pay down a portion of the outstanding amounts under the revolving credit facility.

Outlook

For 2015, FELP is providing the following guidance for its operating and investment activities:

Sales Volumes – During 2015, sales volumes are currently estimated to be between 22.8 and 25.2 million tons.  FELP has current commitments for 20.8 million tons for 2015.

Adjusted EBITDA – FELP currently expects to generate Adjusted EBITDA in a range of $385 to $425 million, comparable to 2014 results at the midpoint.

Capital Expenditures – Total 2015 capital expenditures are estimated to be between $115 and $130 million, including maintenance capital estimates of $80 to $90 million for distributable cash flow purposes.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which FELP becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow (“DCF”) and Full-Year Earnings per Unit are non-GAAP supplemental financial measures that management and external users of FELP’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures.  We define Full-Year Earnings per Unit as net income attributable to controlling interests for the year ended December 31, 2014 divided by the total outstanding units of the Partnership.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing its financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in its partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Neither Adjusted EBITDA nor DCF will be impacted by changes in working capital balances that are reflected in operating cash flow. Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see the table below.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP
Unaudited Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In Thousands, Except per Unit Data)
Coal sales	$300,040	$268,021	$1,109,404	$957,412
Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	126,841	105,035	449,905	360,861
Cost of coal purchased	5,560	—	18,232	2,163
Transportation	61,369	58,851	226,029	197,839
Depreciation, depletion and amortization	45,137	46,150	167,039	161,216
Accretion on asset retirement obligations	405	382	1,621	1,527
Impairment of prepaid royalties	34,700	—	34,700	—
Selling, general and administrative	7,047	3,307	33,679	32,291
Gain on coal derivatives	(34,911)	(512)	(76,330)	(2,392)
Other operating income, net	(1,113)	(544)	(2,527)	(280)
Operating income	55,005	55,352	257,056	204,187
Other expenses:
Loss on early extinguishment of debt	—	18	4,979	77,773
Interest expense, net	24,874	30,371	113,030	115,897
Net income	30,131	24,963	139,047	10,517
Less: net income attributable to noncontrolling interests	1,075	1,226	3,847	2,236
Net income attributable to controlling interests	29,056	$23,737	135,200	$8,281
Less: predecessor net income attributable to controlling interests prior to initial public offering	—		65,008
Net income subsequent to initial public offering attributable to limited partner units (June 23, 2014 through December 31, 2014)	$29,056		$70,192

Net income subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$14,534		$35,154
Subordinated units	$14,522		$35,038

Net income subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$0.22		$0.54
Subordinated units	$0.22		$0.54

Weighted average limited partner units outstanding - basic and diluted:
Common units	64,795		64,790
Subordinated units	64,739		64,739

Foresight Energy LP
Unaudited Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$25,406	$23,284
Accounts receivable	80,763	58,987
Due from affiliates	574	368
Inventories	92,402	71,290
Prepaid expenses	2,134	3,028
Prepaid royalties	8,380	6,330
Deferred longwall costs	23,224	14,265
Coal derivative assets	36,080	1,976
Other current assets	6,302	6,568
Total current assets	275,265	186,096
Property, plant, equipment and development, net	1,473,063	1,414,074
Prepaid royalties	59,967	73,242
Coal derivative assets	24,957	912
Other assets	31,970	35,847
Total assets	$1,865,222	$1,710,171
Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$44,143	$70,034
Accrued interest	25,136	27,645
Accounts payable	59,937	50,155
Accrued expenses and other current liabilities	37,602	37,515
Due to affiliates	15,878	9,572
Total current liabilities	182,696	194,921
Long-term debt and capital lease obligations	1,316,528	1,449,179
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	31,373	20,416
Other long-term liabilities	5,508	337
Total liabilities	1,729,539	1,858,287
Limited partners' capital (deficit):
Common unitholders (64,831 units outstanding as of December 31, 2014)	238,925	—
Subordinated unitholders (64,739 units outstanding as of December 31, 2014)	(111,169)	—
Total limited partners' capital	127,756	—
Predecessor members' deficit	—	(157,356)
Noncontrolling interests	7,927	9,240
Total partners' capital (deficit)	135,683	(148,116)
Total liabilities and partners' capital (deficit)	$1,865,222	$1,710,171

Foresight Energy LP
Unaudited Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Cash flows from operating activities
Net income	$139,047	$10,517	$125,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	167,039	161,216	124,552
Amortization of debt issuance costs and debt premium/discount	7,022	7,574	8,235
Equity-based compensation	4,749	—	4,632
Unrealized gain on coal derivatives	(57,126)	(2,453)	(534)
Impairment of prepaid royalties	34,700	—	—
Non-cash loss on early extinguishment of debt	4,681	5,625	—
Other	(5,248)	3,417	5,934
Changes in operating assets and liabilities:
Accounts receivable	(21,776)	9,533	(36,463)
Due from/to affiliates, net	6,117	(1,190)	(7,593)
Inventories	(13,893)	12,095	(19,397)
Prepaid expenses and other current assets	(7,799)	(6,323)	3,808
Prepaid royalties	(23,475)	(17,064)	(29,646)
Coal derivative assets and liabilities	(1,891)	(499)	—
Accounts payable	9,628	1,449	2,057
Accrued interest	(2,509)	(2,695)	12,149
Accrued expenses and other current liabilities	1,166	4,847	17,233
Deferred revenue	—	(3,907)	—
Other	(4,392)	(2,616)	(947)
Net cash provided by operating activities	236,040	179,526	209,691
Cash flows from investing activities
Investment in property, plant, equipment and development	(229,251)	(210,726)	(209,937)
Acquisition of an affiliate	(3,822)	—	—
Proceeds from sale of equipment	1,619	465	2,898
Settlement of certain coal derivatives	7,345	986	—
Net cash used in investing activities	(224,109)	(209,275)	(207,039)
Cash flows from financing activities
Net increase (decrease) in borrowings under revolving credit facility	60,500	23,000	(88,000)
Proceeds from other long-term debt	85,620	1,072,772	264,007
Payments on other long-term debt and capital lease obligations	(307,607)	(634,863)	(19,663)
Payments on short-term debt	—	—	(6,627)
Proceeds from sale-leaseback financing arrangement	—	—	49,950
Distributions paid	(169,723)	(411,891)	(219,405)
Proceeds from issuance of common units (net of underwriters' discount)	329,875	—	—
Initial public offering costs paid (other than underwriters' discount)	(7,206)	(144)	(3,079)
Debt issuance costs paid	(297)	(23,729)	(3,708)
Other	(971)	—	—
Net cash (used in) provided by financing activities	(9,809)	25,145	(26,525)
Net increase (decrease) in cash and cash equivalents	2,122	(4,604)	(23,873)
Cash and cash equivalents, beginning of period	23,284	27,888	51,761
Cash and cash equivalents, end of period	$25,406	$23,284	$27,888

Reconciliation of GAAP Net Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended		Year Ended		Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	September 30, 2014
	(In Thousands)
Net income attributable to controlling interests	$29,056	$23,737	$135,200	$8,281	$45,366
Interest expense, net	24,874	30,371	113,030	115,897	28,202
Depreciation, depletion and amortization	45,137	46,150	167,039	161,216	45,953
Accretion on asset retirement obligations	405	382	1,621	1,527	405
Impairment of prepaid royalties	34,700	—	34,700	—	—
Equity-based compensation	1,767	—	5,024	—	1,077
Unrealized gain on coal derivatives	(23,415)	(1,025)	(57,126)	(2,453)	(16,001)
Loss on early extinguishment of debt	—	18	4,979	77,773	—
Adjusted EBITDA	112,524	$99,633	$404,467	$362,241	105,002

Less: estimated maintenance capital expenditures(1)	19,300				19,300
Less: cash interest expense, net(2)	23,239				26,547
Distributable cash flow	$69,985				$59,155

(1) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.
(2) - Cash interest expense is calculated as GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.

Operating Metrics

	Three Months Ended		Year Ended		Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	September 30, 2014
	(In Thousands, Except Per Ton Data)
Produced tons sold	5,775	5,173	21,634	18,548	5,744
Purchased tons sold	115	—	410	41	277
Total tons sold	5,890	5,173	22,044	18,589	6,021

Tons produced	5,691	4,171	22,547	17,991	6,218

Coal sales realization per ton sold (1)	$50.94	$51.81	$50.33	$51.50	$49.82
Cash cost per ton sold (2)	$21.96	$20.30	$20.80	$19.46	$21.51

(1) - Coal sales realization per ton is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.